Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

Aiken, South Carolina (May 1, 2020) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings results for the quarter ended March 31, 2020.  Net income was $1.1 million or $0.34 per common share (basic) for the quarter ended March 31, 2020 compared to $2.1 million or $0.71 per common share (basic) for the first quarter of 2019. The decrease in earnings was primarily the result of a significant increase in loan loss provision expense due to the added risk of loan defaults resulting from the novel Coronavirus Disease 2019 (COVID-19) pandemic crisis.

Response to COVID-19
The impact of COVID-19 is rapidly evolving and its future social and economic effects are uncertain at this time. The actual financial impact will depend on many factors beyond our Company’s control; however, the Company is taking every step to protect the health and safety of its employees and customers. Additionally we are working closely with customers who are experiencing economic hardship resulting from the pandemic. The majority of non-branch personnel are working remotely and branch lobbies are temporarily closed; however, we continue to assist customers through our drive through facilities, ATMs or by appointment. The Company has also opted to conduct our Annual Shareholders Meeting via teleconference.
The Bank is working closely with its customers and other members of our communities to guide them on their options for financial assistance, including the federal government’s Paycheck Protection Program (PPP) and other relief options such as payment deferrals and waived fees. As of April 28, 2020, we received over 1,000 applications from customers for PPP loans and have funded 618 PPP loans totaling $47.5 million. In addition, through a partnership with the City of Aiken, Aiken Corporation and the Aiken Chamber of Commerce, the Company has implemented a small business loan program. To date, 42 local businesses have benefited from this program.
As of April 28, 2020, we've provided payment relief to approximately 189 borrowers on 260 loans in the form of a three month payment deferral. The total balance of loans modified is $82.9 million, representing 17% of our total loan portfolio at March 31, 2020. The majority of these modifications ($78.2 million) have been to commercial real estate loans.

First Quarter Financial Highlights
•	Total interest income increased $64,000 to $9.1 million for the first quarter of 2020, while interest expense increased $446,000 to $2.2 million
•	Total non-interest income increased $600,000 or 27.3% to $2.8 million
•	Average interest earning assets grew $74.7 million to $926 million at March 31, 2020 compared to $852 million at March 31, 2019
•	Average interest bearing liabilities grew $81.1 million to $809 million

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	3/31/2020	3/31/2019
Total interest income	$9,095	$9,031
Total interest expense	2,219	1,774
Net interest income	6,876	7,257
Provision for loan losses	700	100
Net interest income after provision for loan losses	6,176	7,157
Non-interest income	2,796	2,196
Non-interest expense	7,644	6,744
Income before income taxes	1,328	2,609
Provision for income taxes	264	520
Net income	$1,064	$2,089
Earnings per common share (basic)	$0.34	$0.71
Earnings per common share (diluted)	$0.34	$0.67

Credit Quality Highlights

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Provision for loan losses was $700,000 during the first quarter of 2020 compared to $100,000 for the same quarter last year due to the increased risk of charge-offs from loan defaults as a result of COVID-19

•	Non-performing assets improved to $4.4 million at March 31, 2020 from $6.0 million at March 31, 2019
•	Allowance for loan losses as a percentage of gross loans was 2.1% at March 31, 2020 compared to 2.0% at both March 31, and December 31, 2019

At Period End (dollars in thousands):	3/31/2020	12/31/2019	3/31/2019
Non-performing assets	$4,443	$4,114	$5,977
Non-performing assets to gross loans	1.0%	0.9%	1.4%
Allowance for loan losses	$9,872	$9,226	$8,799
Allowance to gross loans	2.1%	2.0%	2.0%

Balance Sheet Highlights and Capital Management

•	Total assets increased $66.5 million during the first quarter of 2020 and $92.6 million since the first quarter of 2019 to $1.0 billion at March 31, 2020
•	Net loans receivable increased $7.1 million during the first quarter of 2020 and $30.7 million since the first quarter of 2019 to $460 million at March 31, 2020
•	Investment and mortgage-backed securities increased $54 million, or 12.4%, during the first quarter to $488 million
•	Total deposits increased $4.6 million to $776 million at March 31, 2020 from $771 million at December 31, 2019
•	Book value per share increased to $29.59 at March 31, 2020 from $28.83 at March 31, 2019

Dollars in thousands (except per share amounts)	3/31/2020	12/31/2019	3/31/2019
Total assets	$1,029,774	$963,228	$937,204
Cash and cash equivalents	15,462	12,563	19,120
Total loans receivable, net	459,967	452,859	429,314
Investment and mortgage-backed securities	487,611	433,892	425,790
Deposits	776,000	771,407	788,848
Borrowings	147,830	90,917	52,756
Shareholders' equity	96,262	91,758	85,191
Book value per share	$29.59	$31.03	$28.83
Total risk based capital ratio (1)	17.3%	19.4%	17.4%
Common equity tier one ratio (1)	16.1%	18.2%	16.1%
(1)- Ratio is calculated using Bank only information and not consolidated information

Security Federal has 17 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s newest branch, located in Augusta, Georgia, is under construction but scheduled to open next year. It will be a full-service branch offering depository banking as well as commercial and consumer lending.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.